Exhibit 23.1

[LETTERHEAD OF EHRHARDT KEEFE STEINER & HOTTMAN PC]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144102 and No. 333-156249) and on Form S-3 (No. 333-158252, No. 333-160242 and No. 333-166766) of Allied Nevada Gold Corp. (the “Company”) of our report dated February 25, 2011, relating to the consolidated financial statements and internal control over financial reporting of the Company included in this Amendment No. 2 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

November 4, 2011